Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	TTM Technologies, Inc.	Guerrant Associates
	Steve Richards, Chief Financial Officer	Laura Guerrant
	(714) 241-0303	(808) 882-1467
	investor@ttmtech.com	lguerrant@guerrantir.com
TTM TECHNOLOGIES, INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
FOR $20 MILLION OF SENIOR CONVERTIBLE NOTES
SANTA ANA, California — May 22, 2008 — TTM Technologies, Inc. (Nasdaq: TTMI) today announced that underwriters have exercised in full their over-allotment option to purchase an additional $20 million aggregate principal amount of TTM’s 3.25% Senior Convertible Notes due 2015 in connection with the previously announced notes offering which closed on May 14, 2008. Including the over-allotment notes purchased, the offering totaled $175 million aggregate principal amount of notes. The net proceeds from the offering, including the exercise of the over-allotment, were approximately $169.5 million, after deducting underwriting discounts and estimated expenses.
As previously announced, TTM used a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions, which are intended to reduce the potential dilution to TTM’s common stockholders upon any conversion of the notes. TTM also entered into additional warrant transactions, which resulted in additional proceeds to TTM. TTM expects to use the remaining net proceeds from the offering for general corporate purposes, including potential acquisitions.
Safe Harbor Statement
This press release contains forward-looking statements. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties, and assumptions. Other information on potential risk factors that could affect TTM, its business, and its financial results are detailed in the company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in TTM’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 7, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. TTM undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About TTM
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
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